Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bryn Mawr Bank Corporation:

We consent to the incorporation by reference in the registration statement (No. 033-12715) on Form S-8 of Bryn Mawr Bank Corporation of our report dated June 27, 2006, with respect to the statements of net assets available for benefits of the Bryn Mawr Bank Corporation 401(K) Plan as of December 31, 2005, and the related statements of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2006, annual report on Form 11-K of the Bryn Mawr Bank Corporation 401(K) Plan.

Philadelphia, Pennsylvania

June 26, 2007